Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Agreement between TransDigm Group Incorporated and Michael Graff and the Amended and Restated Stock Option Agreement between TransDigm Group Incorporated and Douglas Peacock of our report dated November 21, 2007, with respect to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting of TransDigm Group Incorporated included in its Annual Report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

January 25, 2008